Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-178586 on Form S-3 of our reports dated February 23, 2012 relating to the financial statements and financial statement schedule of Whiting Petroleum Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of new accounting guidance), and the effectiveness of Whiting Petroleum Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 2, 2012